Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS BOARD OF DIRECTORS AUTHORIZES

AN ADDITIONAL $100 MILLION SHARE REPURCHASE PROGRAM

ANGLETON, TX, JUNE 14, 2012 – Benchmark Electronics, Inc. (NYSE: BHE), a leading integrated contract manufacturing provider, announced today that its Board of Directors approved the repurchase of up to $100 million of the Company’s outstanding common shares. This repurchase program is in addition to the current, active 2010 repurchase program in which the Company is authorized to purchase up to $100 million of the Company’s outstanding common shares. Share repurchases under both programs may be made in the open market, in privately negotiated transactions or block transactions, at the discretion of the Company’s management, and as market conditions warrant. During 2012, the Company has repurchased 1,345,000 shares totaling $19.5 million. The timing and amount of specific repurchases are subject to the requirements of the Securities and Exchange Commission, market conditions, alternative uses of capital and other factors. The Company may enter into Rule 10b5-1 plans to facilitate repurchases under the program. A Rule 10b5-1 plan would generally permit the Company to repurchase the shares at times when it might otherwise be prevented from doing so under certain securities laws. Purchases will be funded from available cash and may be commenced, suspended or discontinued at any time without prior notice. Shares repurchased under the program will be retired.

Benchmark Electronics, Inc. provides integrated manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment (which includes equipment for the aerospace and defense industry), testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 21 facilities in nine countries. Benchmark’s common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

979-849-6550 (ext. 1361) or lisa.weeks@bench.com

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